Exhibit 99.4

Exhibit E

Information Referenced In the Agreement
Debt:
Total liabilities from March 31, 2013 CPU Balance Sheet are being assumed by Buyers with no Purchase Price Adjustment to Seller.

Mar 31, 13
ASSETS
Current Assets
Checking/Savings
1000 · Bank of America	7,110.56
1050 · Petty Cash
1053 · IRV Petty Cash	201.11
Total 1050 · Petty Cash	201.11
Total Checking/Savings	7,311.67
Accounts Receivable
1100 · Accounts Receivable	18,386.27
Total Accounts Receivable	18,386.27
Other Current Assets
1110 · Allowance for Bad Debts	-1,237.81
1120 · Inventory Asset
1121 · Parts Inventory	1,178.35
1122 · Hot Swap Inventory	2,163.74
Total 1120 · Inventory Asset	3,342.09
Total Other Current Assets	2,104.28
Total Current Assets	27,802.22
Fixed Assets
1501 · Computer Software	2,423.78
1502 · Office Furniture & Equipment	1,379.60
1599 · Accumulated Depreciation	-3,803.38
Total Fixed Assets	0.00
Other Assets
1600 · Capitalized Sales Costs	93,312.36
1900 · Security Deposits	2,536.23
Total Other Assets	95,848.59
TOTAL ASSETS	123,650.81

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable
2000 · Accounts Payable	36,654.95
Total Accounts Payable	36,654.95
Other Current Liabilities
2100 · Payroll Liabilities	4,133.17
2200 · Sales Tax Payable	2,753.08
2201 · Recycle Payable	59.00
2500 · Stockholder Note
2565 · KMC - Chase Visa #7216	21,668.22
2650 · Flaster Greenberg Legal Fees	43,312.36
2651 · Julie Peterson Mindolia Loan	82,500.00
2652 · RLS - Broker M&A Services	50,000.00
2653 · KMC - Citizens Bank #5503	6,664.43
2654 · KMC - Bank of America #8861	18,782.99
Total 2500 · Stockholder Note	222,928.00
Total Other Current Liabilities	229,873.25
Total Current Liabilities	266,528.20
Total Liabilities	266,528.20
Equity
3000 · Capital Stock
3010 · Additional Paid in Capital	493,720.31
3000 · Capital Stock - Other	67,847.00
Total 3000 · Capital Stock	561,567.31
3900 · Retained Earnings	-680,189.39
Net Income	-24,255.31
Total Equity	-142,877.39
TOTAL LIABILITIES & EQUITY	123,650.81

Shareholders
Name                                Number of Shares of the Common Stock
Kimberly Crew                4300

Officers and Directors
Kimberly Crew – President
Robert Fishman - Secretary
Chris Acevedo – Chief Financial Officer
Kimberly Crew – Director
Robert Fishman - Director

Insurance Policies
The Hartford
Workers' Compensation	44WECZN8014	1/24/13-1/24/14
$1 million each accident; $1 million each Policy Limit; $1 million Each Employee

Unpaid Vacation
Employees are entitled to the following holidays after 90 days of continuous employment: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and one floating holiday (usually taken at Thanksgiving).

The PTO time accrued to current payroll 3/31/13 for each employee is as follows:

Employee	PTO Hours
Leo Fuerte	61.39
Khoi Nguyen	62.26
Julie Peterson	12.87
Erica Rodriguez	8.66

Full Time employees:·
Leo Fuerte -Technician	$39,520yr/$19hR
Erica Rodriguez - Customer Service and Technician	$31,824yr/$15.30hr

Hourly/DailyRate Staff:
Julie Peterson - $40/hr accounting
Ron Okada - $200 per day or $300 onsite

Commission Only Sales Staff:
Lupe Mindiola – 50% gross profit sales + 20% flat on Warranty Revenues (4100)
Khoi Nguyen - 50% gross profit sales + 20% flat on Warranty Revenues (4100)

Real Estate
Lease between Airport Industrial Complex, a California limited partnership and Surf Investments, LTD., a California corporation  for the premises located at 17911 Sky Park Circle, Suite C, Irvine, California 92614.  Lease Dated 7/1/12-6/30/13

Trade Names:
Surf Investments, LTD. D/B/A CPU
Website address:  www.cpurepair.com

Bank Accounts
Company	Bank Name	Acct #	Signatories
Surf Investments/
Cpu Computer Repair	Bank of America	383006113113	Kimberly Crew
			Christopher Acevedo
			Julie Peterson